Exhibit 99.1

MAXIMUS to Host Investor Day on June 29, 2011 in New York City

RESTON, Va.--(BUSINESS WIRE)--June 28, 2011--MAXIMUS (NYSE: MMS) will host an Investor Day on Wednesday, June 29, 2011 in New York City. The event will take place from 12:00 pm to 4:00 pm and will feature a live webcast that is accessible to the public and available on the investor relations page of the Company’s website (www.maximus.com).

Attendees will have the opportunity to learn more about MAXIMUS, a global provider of government health and human services program administration, and to hear management perspectives on the Company's business, opportunities and growth drivers.

About MAXIMUS

MAXIMUS is a leading provider of government services worldwide and is devoted to providing health and human services program management and consulting services to its clients.   The Company has more than 6,500 employees located in more than 220 offices in the United States, Canada, Australia and the United Kingdom.   Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Quarterly Report filed with the Securities and Exchange Commission, found on www.maximus.com.

CONTACT:
Lisa Miles
800-MAXIMUS x11637